Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
ALEXZA MOLECULAR DELIVERY CORPORATION
     Alexza Molecular Delivery Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:
     FIRST. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 19, 2000 under the name “FaxMed, Inc.”
     SECOND. The Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
     THIRD. The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.
     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its duly authorized officer this 5th day of November, 2004.

ALEXZA MOLECULAR DELIVERY
CORPORATION

By:	/s/ August J. Moretti

August J. Moretti
Chief Financial Officer

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
ALEXA MOLECULAR DELIVERY CORPORATION
FIRST
          The name of the corporation is Alexza Molecular Delivery Corporation (the “Company”).
SECOND
          The address of the registered office of the Company in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.
THIRD
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH
          The total number of shares of all classes of capital stock which the Company will have authority to issue is 194,500,221 shares, comprised of 112,500,000 shares of Common Stock with a par value of $0.0001 per share (the “Common Stock”) and 82,000,221 shares of Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).
          The Preferred Stock will be divided into five Series: 2,500,000 shares are designated “Series A Preferred Stock” (the “Series A Preferred”), 1,610,250 shares are designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), 6,462,429 shares are designated “Series B Preferred Stock” (the “Series B Preferred”), 28,927,542 shares are designated “Series C Preferred Stock” (the “Series C Preferred”) and 42,500,000 shares are designated “Series D Preferred Stock” (the “Series D Preferred”).
FIFTH
          The relative rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below. As used in this Article FIFTH, the term “Preferred Stock”, without designation, will refer to shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

     1. Dividend Preference.
          The holders of the Series C and Series D Preferred Stock will be entitled to receive on a pari passu basis, out of funds legally available therefor, dividends at an annual rate equal to 8% of the Original Issue Price for such Series of Preferred Stock, for each outstanding share of such Preferred Stock held by them,, i.e. $0.1246968, per share for the Series C Preferred and $0.10288 per share for the Series D Preferred, in each case, as adjusted for combinations, consolidations, subdivisions, stock splits and the like with respect to such shares. This dividend will be payable when and if declared by the Board of Directors of the Company (the “Board”), in preference and priority to the payment of dividends on any other Series of Preferred Stock or on any shares of Common Stock (other than dividends payable solely in Common Stock and other than the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants of the Company pursuant to contractual arrangements). If dividends are paid to the holders of Series C and Series D Preferred that are less than the full amounts to which such holders are entitled pursuant to this Section 1, such holders will share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full.
          After payment of dividends to the holders of Series C and Series D Preferred as set forth above, the holders of the Series A, Series A-1 and Series B Preferred will be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to 8% of the Original Issue Price for such Series of Preferred Stock, for each outstanding share of Preferred Stock held by them, i.e. (a) $0.032 per share for the Series A Preferred, (b) $0.124 for the Series A-1 Preferred and (c) $0.112 for the Series B Preferred, in each case, as adjusted for combinations, consolidations, subdivisions, stock splits and the like with respect to such shares. This dividend will be payable when and if declared by the Board, in preference and priority to the payment of dividends on any shares of Common Stock (other than dividends payable solely in Common Stock and other than the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants of the Company pursuant to contractual arrangements). If dividends are paid to the holders of Series A, Series A-1 and Series B Preferred that are less than the full amounts to which such holders are entitled pursuant to this Section 1, such holders will share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full.
          After payment of dividends to the holders of Preferred Stock in accordance with this Section 1, dividends may be declared and distributed among all holders of Common Stock and Preferred Stock based on the number of shares of Common Stock into which such shares of Preferred Stock are convertible (“as-converted”), as adjusted for combinations, consolidations, subdivisions, stock splits and the like with respect to such shares, on the date such dividend is declared.
          The dividends payable to the holders of the Preferred Stock will not be cumulative, and no right will accrue to the holders of the Preferred Stock by reason of the fact that dividends on the Preferred Stock are not declared or paid in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part.

          If the Company has declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section 4 hereof), the Company will, at the option of the Company, pay in cash to the holder(s) of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 4 hereof.
          If any amount payable to a stockholder as a dividend includes a fraction of a cent, the amount will be rounded down to the nearest cent for a fraction less than one half, and rounded up to the nearest cent for any fraction equal to or greater than one half.
     2. Liquidation Preference.
          (a) Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or not, or the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation, corporate reorganization or merger, other than solely a reincorporation into another jurisdiction, or other transaction or series of related transactions, other than solely a dilutive equity financing of the Company, in which the holders of the Company’s outstanding voting securities immediately before such transaction or transactions do not, immediately after the closing of such transaction or transactions, hold at least a majority of the outstanding voting securities of the survivor or acquiror entity (each a “Liquidation Event”), distributions to the stockholders of the Company will be made in the following manner:
               (i) Each holder of Series D Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A, A-1, B and C Preferred and to the holders of Common Stock, by reason of their ownership of such stock, the amount of $1.286, subject to adjustment for combinations, consolidations, subdivisions, stock splits and the like (the “Original Series D Issue Price”) per share for each share of Series D Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series D Preferred. If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Series D Preferred are insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to the holders of Series D Preferred will be distributed ratably based on the total preferential amount due each such holder under this Section 2(a)(i).
               (ii) After distribution to the holders of Series D Preferred in accordance with Section 2(a)(i) of this Article FIFTH, each holder of Series C Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A, A-1 and B Preferred and to the holders of Common Stock, by reason of their ownership of such stock, the amount of $1.5587112, subject to adjustment for combinations, consolidations, subdivisions, stock splits and the like (the “Original Series C Issue Price”) per share for each share of Series C Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series C Preferred. If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Series C Preferred are insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to the holders of Series C Preferred will be distributed ratably based on the total preferential amount due each such holder under this Section 2(a)(ii).
               (iii) After distribution to the holders of Series D Preferred in accordance with Section 2(a)(i) of this Article FIFTH and the holders of Series C Preferred in accordance with Section 2(a)(ii) of this Article FIFTH, each holder of Series A, A-1 and B Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock, by reason of their ownership of such stock, the amount of (a) $0.40, subject to adjustment for combinations, consolidations, subdivisions, stock splits and the like (the “Original Series A Issue Price”) per share for each share of Series A Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series A Preferred; (b) $1.55, subject to adjustment for combinations, consolidations, subdivisions, stock splits and the like (the “Original Series A-1 Issue Price”) per share for each share of Series A-1 Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series A-1 Preferred; and (c) $1.40, subject to adjustment for combinations, consolidations, subdivisions, stock splits and the like (the “Original Series B Issue Price”) for each share of Series B Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series B Preferred. If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Series A, A-1 and B Preferred are insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the Company legally available for distribution to the holders of Series A, A-1 and B Preferred will be distributed ratably based on the total preferential amount due each such holder under this Section 2(a)(iii).
               (iv) After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled pursuant to Sections 2(a)(i), (ii) and (iii) of this Article FIFTH, the remaining assets of the Company available for distribution to stockholders will be distributed ratably among the holders of Common Stock and Preferred Stock on an as-converted basis until such time as the holders of Preferred Stock have received pursuant to Sections 2(a)(i), (ii) and (iii) of this Article FIFTH above and this Section 2(a)(iv) of this Article FIFTH, an aggregate amount per share of Preferred Stock equal to three (3) times the Original Issue Price applicable to such Series of Preferred Stock (subject to adjustment for combinations, consolidations, subdivisions, stock splits and the like); thereafter, the remaining assets of the Company available for distribution to stockholders, if any, shall be distributed ratably among the holders of the Common Stock.
          (b) Deemed Consents. Each holder of Preferred Stock will be deemed to have consented to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by directors, officers, employees or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such person, if the repurchase amount paid by the Company to such a director, officer, employee or consultant does not exceed the amount paid by such individual for the shares being repurchased.

          (c) California Law. If and to the extent the Company may from time to time be or become subject to certain provisions of the California General Corporation Law (the “CGCL”) pursuant to the operation of Section 2115 thereof, as authorized by Section 402.5(c) of the CGCL, Sections 502, 503 and 506 of the CGCL shall not apply with respect to payments made by the Company in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Company in connection with the settlement of disputes with any stockholder or (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of the Common and Preferred Stock of the Company voting as separate classes.
          (d) Value Of Distributions. The value of securities and property paid or distributed pursuant to this Section 2 will be computed at fair market value at the time of payment to the Company or at the time made available to stockholders, all as determined by the Board of Directors in good faith, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value will be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange if on more than one) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value will be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).
          (e) Payments to Stockholders. If any amount payable to a stockholder as a result of a Liquidation Event includes a fraction of a cent, the amount will be rounded down to the nearest cent for a fraction less than one half, and rounded up to the nearest cent for any fraction equal to or greater than one half.
          (f) No Effect On Conversion Right. Nothing hereinabove set forth will affect in any way the right of each holder of Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 4 hereof.
     3. Voting Rights
          Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding will have one vote and the holder of each share of Series A Preferred, Series A- 1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred will be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock will not, however, be permitted and any fractional voting rights will (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one half being rounded upward). Holders of Common Stock and Preferred Stock will be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.
          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis), irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
     4. Conversion Rights.
          The holders of the Preferred Stock will have conversion rights as follows:
          (a) Right To Convert. Each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred will be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such Preferred Stock, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price far the relevant Series of Preferred Stock by the then applicable Conversion Price for such relevant Series of Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock will be deliverable upon conversion of the Preferred Stock will be as follows: (a) the “Series A Conversion Price” will initially be the Original Series A Issue Price; (b) the “Series A- 1 Conversion Price” will initially be the Original Series A-1 Issue Price; (c) the “Series B Conversion Price” will initially be the Original Series B Issue Price; (d) the “Series C Conversion Price” will initially be the Original Series C Issue Price and (e) the “Series D Conversion Price” will initially be the Original Series D Issue Price. The initial Conversion Price for all Series of Preferred Stock will be subject to adjustment as provided in accordance with Section 4(a) of this Article FIFTH. Notwithstanding anything herein to the contrary, immediately following the sale by the Company of 41,213,064 shares of Series D Preferred on or about the date hereof for a price per share of $1.286, and including all other adjustments to such initial Conversion Prices made on or prior to such date, the Series A Conversion Price will be $0.392; the Series A-1 Conversion Price will be $1.411; the Series B Conversion Price will be $1.325 and the Series C Conversion Price will be $1.404.
          (b) Automatic Conversion. Each share of Preferred Stock will automatically be converted into shares of Common Stock at the then effective applicable Conversion Price for the relevant Series of Preferred Stock upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) covering the offer and sale of Common Stock for the account of the Company to the public with aggregate proceeds to the Company in excess of $20,000,000.00 (before deduction for underwriters commissions and expenses) and a per share price not less than $3.00 per share (as adjusted for any combinations, consolidations, subdivisions, stock splits and the like) or (ii) the affirmative vote or written consent of a majority of the outstanding shares of Preferred Stock (each such event referred to herein as an “Automatic Conversion”). In the event of an Automatic Conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of such Preferred Stock will not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
          (c) Mechanics Of Conversion. No fractional shares of Common Stock will be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company will pay cash equal to such fraction multiplied by the then effective Conversion Price for the relevant Series of Preferred Stock. Before any holder of Preferred Stock will be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder will surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the relevant Series of Preferred Stock, and will give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of Automatic Conversion, on the date of closing of the offering or the date of the affirmative vote or written consent of a majority of the then outstanding shares of Preferred Stock, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
          (d) Adjustments To Conversion Price.
               (i) Adjustments For Dividends, Splits, Subdivisions, Combinations, Or Consolidation Of Common Stock. If the outstanding shares of Common Stock are increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of this Restated Certificate of Incorporation into a greater number of shares of Common Stock, the Conversion Prices then in effect will, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. If the outstanding shares of Common Stock are decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of this Restated Certificate of Incorporation into a lesser number of shares of Common Stock, the Conversion Prices then in effect will, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.
               (ii) Adjustments For Other Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision will be made so that the holders of Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.
               (iii) Adjustments For Reclassification, Exchange And Substitution. If the Common Stock issuable upon conversion of the Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect will, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.
               (iv) Adjustments To The Series A, Series A-1, Series B or Series C Conversion Prices On Issuance Of Additional Stock. If the Company issues “Additional Stock” (as defined in Section 4(d)(vi) of this Article FIFTH) for a consideration per share less than the Series A, Series A-1, Series B or Series C Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series A, Series A-I, Series B, or Series C Conversion Price, as applicable, will be reduced concurrently with such issue, to a price (calculated to three decimal places) determined by multiplying such Conversion Price by a fraction, (i) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Stock so issued (or deemed to be issued) would purchase at such Conversion Price; and (ii) the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued. For purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock, all shares of Common Stock issuable upon exercise of outstanding stock options, all shares of Common Stock reserved for issuance under the Company’s current employee stock option plan(s), and all shares of Common Stock issuable upon exercise or conversion of any other outstanding security or debt instrument of the Company will be deemed to be Common Stock outstanding.
          (v) Adjustments To The Series D Conversion Price On Issuance Of Additional Stock. If the Company issues “Additional Stock” (as defined in Section 4(d)(vi) of this Article FIFTH) for a consideration per share less than the Series D Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series D Conversion Price will be reduced concurrently with such issue, to a price (calculated to three decimal places) determined by multiplying such Conversion Price by a fraction (i) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Stock so issued (or deemed to be issued) would purchase at the Series D Conversion Price; and (ii) the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued plus the difference between (x) the number of shares of Common Stock issuable upon conversion of the outstanding Series A, Series A-1, Series B and Series C Preferred Stock if fully converted on the day of and immediately following any adjustment made pursuant to Section 4(d)(iv) of this Article FIFTH and (y) the number of shares of Common Stock issuable upon conversion of the outstanding Series A, Series A-1, Series B and Series C Preferred Stock if fully converted on the day immediately preceding the date of the issuance giving rise to such adjustment. For purposes of this Section 4(d)(v), all shares of Common Stock issuable upon conversion of the outstanding Series D Preferred Stock if fully converted on the day immediately preceding the date of the issuance giving rise to such adjustment, all shares of Common Stock issuable upon conversion of the outstanding Series A, Series A-1, Series B and Series C Preferred Stock if fully converted on the day of and immediately following any adjustment made pursuant to Section 4(d)(iv) of this Article FIFTH, all shares of Common Stock issuable upon exercise of outstanding stock options, all shares of Common Stock reserved for issuance under the Company’s current employee stock option plan(s), and all shares of Common Stock issuable upon exercise or conversion of any other outstanding security or debt instrument of the Company will be deemed to be Common Stock outstanding.
          (vi) Additional Stock Defined. For purposes of subsections 4(d)(iv) and 4(d)(v), “Additional Stock” will mean all Common Stock issued by the Company on or after the date on which the first share of Series D Preferred was issued (the “Series D Original Issue Date”) other than: (a) shares issued upon conversion of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred or Series D Preferred, (b) up to 14,239,027 shares (as adjusted for combinations, consolidations, subdivisions, stock splits and the like, and as such number may be increased from time to time by approval of the Board of Directors including at least one of the Series C Directors and one of the Series D Directors (each as defined in Section 2.2 of the Second Amended and Restated Voting Agreement, dated on or about November 4, 2004, as may be amended from time to time)) of Common Stock issued upon the exercise of options to the Company’s officers, directors, employees, consultants, and advisors under employee and consultant stock option and stock purchase plans of the Company, including the 2001 and 2002 Equity Incentive Plans of the Company, and under other written agreements with employees of or consultants or advisors to the Company that are approved by the affirmative vote of at least a majority of the total number of then-authorized directors; (c) securities issued in connection with any stock split, stock dividend or recapitalization by the Company; (d) securities issued in connection with the following transactions involving the Company, which are primarily for other than equity financing purposes of the Company and, in the case of securities valued at $500,000.00 or more in the aggregate, which are approved in each case by the affirmative vote of at least a majority of the total number of then-authorized directors: (i) strategic alliances, joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements; (ii) agreements with equipment lessors, banks or other institutions providing borrowing facilities to the Company; (e) securities issued to the public in a public offering pursuant to an effective registration statement under the Securities Act in connection with which all outstanding shares of Preferred Stock will be converted into Common Stock, (f) securities issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series D Original Issue Date, and (g) securities issued upon the exercise of warrants issued to Montgomery & Co., LLC in connection with the transactions contemplated by the Series D Preferred Stock Purchase Agreement, dated on or about November 4, 2004, as may be amended from time to time.
          (vii) Computation of Consideration. For the purpose of making any adjustment in the Conversion Price as provided. above in subsections 4(d)(iv) and 4(d)(v), the consideration received by the Company for any issue or sale of Common Stock will be computed:
               (1) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;
               (2) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Board; and
               (3) if Common Stock is issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Common Stock.
          If the Company grants any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or issues or sells any security convertible into shares of Common Stock then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Conversion Price for all Series of Preferred Stock will be adjusted as above provided to reflect (on the basis of that determination) such issue or sale. No further adjustment of such Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

               (viii) Redemption or Repurchase. Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price for a Series of Preferred Stock will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price for the applicable Series of Preferred Stock then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (A) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (B) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.
          (e) No Impairment. Except as provided in Section 5 of this Article FIFTH, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.
          (f) Certificate As To Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a Series of Preferred Stock pursuant to this Section 4, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the relevant Series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company will, upon the written request of any holder of the relevant Series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for the relevant Series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the relevant Series of Preferred Stock.
          (g) Notices. In the event that this Company proposes at any time:
               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
               (ii) to offer for subscription pro rata to the holders of any class or Series of its stock any additional shares of stock of any class or Series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
               (iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;
then, in connection with each such event other than the events referred in Section 4(g)(iv) of this Article FIFTH, this Company will send to the holders of the Preferred Stock
                    (1) at least 20 days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote in respect of the matters referred to in Sections 4(g)(iii) of this Article FIFTH; and
                    (2) in the case of the events referred to in Section 4(g)(iii) of this Article FIFTH, at least 20 days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).
               In the case of the events referred to in Section 4(g)(iv) of this Article FIFTH, this Company will give to the holders of Preferred Stock written notice of such impending transaction not later than 20 days prior to the earlier of the stockholders’ meeting called to approve such transaction, or the proposed date of the closing of such transaction, and will also notify the holders of Preferred Stock in writing of the final approval by the Board and the Company’s stockholders of such transaction. The first of such notices will describe the material terms and conditions of the impending transaction and will set forth or accurately summarize the provisions of Section 2 of this Article FIFTH. The Company will thereafter give such holders prompt notice of any material changes to the terms and conditions of such transaction. The transaction will in no event take place sooner than 20 days after the Company has given the first notice provided for herein, or 10 days after the Company has given notice of any material changes to such transaction.
               The requirements for written notice, the delays for giving such notices and the other terms and conditions of this Section 4(g) of Article FIFTH may be amended or waived by the written consent of the holders of at least a majority of the Preferred Stock who are entitled to receive such notices or to benefit from such other terms and conditions.
               Each such written notice will be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of the Company.
          (h) Issue Taxes. The Company will pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Company will not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (i) Reservation Of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of the Company’s counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.
          (j) Status of Converted Stock. In case any Series of Preferred Stock will be converted pursuant to this Section 4, the shares so converted will be cancelled and will not be issuable.
          (k) Miscellaneous. No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amount to an adjustment of $0.01 or more in such Conversion Price.
     5. Covenants
          In addition to any other rights provided by law, the Company will not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Series A, Series A-1, Series B, Series C and Series D Preferred, voting together as a class and not as separate Series:
          (a) repurchase or redeem any shares of Common Stock (except from an employee of or consultant to the Company upon termination of the employment or consultancy), or any shares of Preferred,
          (b) increase the maximum, or decrease the minimum, number of members of the Board, or change the authorized number of directors of the Company;
          (c) increase the number of authorized shares of Preferred Stock (as a class) of the Company;
          (d) increase, or decrease, the number of authorized shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred or Series D Preferred;
          (e) offer, sell, or issue any security senior to or ranking equally with Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred or Series D Preferred as to dividends, liquidation preferences or other statutory rights;

          (f) amend the Bylaws or Certificate of Incorporation of the Company if such action adversely changes the rights, preferences, or privileges of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred or Series D Preferred;
          (g) declare or pay any dividends to the holders of Common Stock;
          (h) engage in any transaction or series of related transactions constituting a Liquidation Event;
          (i) issue securities of any subsidiary of the Company:
          (j) incur any indebtedness for borrowed money which, either in a single transaction or in a series of related transactions, exceeds $5,000,000.00 in the aggregate, except for lease lines and leasing arrangements entered into by the Company with the approval of at least a majority of the total number of then-authorized directors; or
          (k) effect any transfer or other conveyance of assets of the Company other than in the ordinary course of business if the value of such assets, either individually or in the aggregate, would exceed $500,000.00.
     6. Residual Rights.
          Neither the Common Stock nor the Preferred Stock will be redeemable. All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein will be vested in the Common Stock.
SIXTH
     The Company is to have perpetual existence.
SEVENTH
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:
     1. The Board is expressly authorized:
          (i) To make, alter or repeal the Bylaws of the Company.
          (ii) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Company.
          (iii) To set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
          (iv) By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of any committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in the Bylaws of the Company, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company), adopting an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of the State of Delaware, recommending to the stockholders the sale, lease or exchange, of all or substantially all of the Company’s property and assets, recommending to the stockholders a dissolution of the Company or a revocation of a dissolution, or amending the Bylaws of the Company; and, unless the resolution or Bylaws expressly so provide, no such committee will have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.
          (v) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Company, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of any other corporation or corporations, as its Board deems expedient and for the best interests of the Company.
     2. Elections of directors need not be by written ballot unless the Bylaws of the Company will so provide.
     3. The books of the Company may be kept at such place within or without the State of Delaware as the Bylaws of the Company may provide or as may be designated from time to time by the Board.
EIGHTH
     Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the

Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.
NINTH
     A director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.
TENTH
     1. Right To Indemnification
          Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director or officer of the Company, or as a director, officer, employee or agent or in any other capacity assumed at the request of the Company while serving as a director or officer of the Company, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) against all expenses, liability and loss including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company will indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board. Such right will be a contract right and will include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Company in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, will be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.
     2. Right Of Claimant To Bring Suit
          If a claim under Section 1 of Article TENTH is not paid in full by the Company within ninety (90) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the Board, the Company’s independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including the Board, the Company’s independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.
     3. Non-Exclusivity of Rights
          The rights conferred on any person by Sections 1 and 2 of Article TENTH will not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     4. Insurance
          The Company may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
     5. California Law
          If and to the extent that the Company may from time to time be or become subject to certain provisions of the CGCL pursuant to Section 2115 thereof, then, as authorized by Section 317(g) of the CGCL, for the duration of any such period, the Company is authorized to indemnify officers, directors, employees and agents of the Company (or any other person to which applicable law permits the Corporation to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the CGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Company, its stockholders or others. No repeal or modification of this Article Tenth shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
ELEVENTH
     The Company reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

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